Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

Weir International, Inc., as independent mining engineers and geologists, hereby consents to the use by Ramaco Resources, Inc. (the “Company”) of information contained in our reserves and resource studies relating to the proven and probable coal reserves of the Company’s Berwind, RAM Mine, Knox Creek and Elk Creek properties in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (and any amendments thereto) and incorporation by reference of such information in the Company’s Registration Statement on Form S-8 (File No. 333-215913). We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.

WEIR INTERNATIONAL, INC.

/s/ Fran X. Taglia

Fran X. Taglia

President

February 20, 2020